EXHIBIT 23.35

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Rodney Webster, B.Sc. (Applied Geology), MAusIMM, MAIG, Principal Geologist, AMC Consultants Pty Ltd., hereby consent to the use of my name in connection with the reference to the mineral resource estimates for the Ernesto/Pau a Pique Project (for Ernesto (Pits 1 and 2)) as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

AMC CONSULTANTS PTY LTD.

By:	/s/ Rodney Webster
Name:	Rodney Webster, B.Sc. (Applied Geology), MAusIMM, MAIG
Title:	Principal Geologist

October 6, 2014